EXHIBIT 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER AND FULL-
YEAR 2007 RESULTS
- Record Same-Store Bookings Highlight Continued Demand and Strength of Brand -
- Announces $80 Million Stock Buy-Back Program -
NASHVILLE, Tenn. (February 7, 2008) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter and full-year of 2007.
For the fourth quarter and full-year ended December 31, 2007:
•	Consolidated revenue increased 5.0 percent to $209.1 million in the fourth quarter of 2007 from $199.1 million in the same period last year, primarily driven by continued strong occupancy and increased Average Daily Rate (“ADR”) for Gaylord Hotels. For the full-year 2007, consolidated revenue increased 3.5 percent to $747.7 million.
•	Income from continuing operations was $5.5 million, or $0.13 per share, compared to income from continuing operations of $7.0 million, or $0.17 per share, in the prior-year quarter. For the full-year 2007, income from continuing operations was $102.0 million, or $2.49 per share, compared to $4.8 million in the full-year 2006, or $0.12 per share.
•	Hospitality segment total revenue increased 4.3 percent to $188.4 million in the fourth quarter of 2007 compared to $180.5 million in the prior-year quarter. Hospitality revenue for the full-year 2007 grew 3.8 percent to $669.7 million. Gaylord Hotels’ revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 2.9 percent and 4.9 percent, respectively, compared to the fourth quarter of 2006. For the full-year 2007, Gaylord Hotels achieved RevPAR and Total RevPAR growth of 3.5 percent and 5.1 percent, respectively, compared to 2006.
•	Adjusted EBITDA[3] was $30.2 million in the fourth quarter of 2007 compared to $30.4 million in the prior-year quarter. For the full-year 2007, Adjusted EBITDA was $120.5 million compared to $118.7 million in the prior-year.

•	Consolidated Cash Flow[4] (“CCF”) increased 11.1 percent to $40.5 million in the fourth quarter of 2007 compared to $36.5 million in the same period last year. CCF for the full-year 2007 increased by 5.0 percent from 2006 to $151.5 million.
“This was another solid year of growth for Gaylord Entertainment. Our financial performance was the direct result of our continued commitment to building and sustaining the premier hospitality brand in the meetings and convention industry in the country today,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Even in the face of challenging economic forecasts, we were gratified to book a record number of advance room nights across our properties, including our soon to be opened Gaylord National. This accomplishment underscores the strength of our operating model.”
Reed continued, “We believe that the recent market conditions have unreasonably impacted the market value of our company, which continues to trade at a deep discount relative to the value of our assets and to the strength of our core business. Because of this, our Board of Directors has approved up to an $80 million stock buy-back program, which will deliver more immediate shareholder value.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the fourth quarter and the full-year of 2007 include:
•	For the full-year 2007, Gaylord Hotels’ RevPAR increased 3.5 percent to $125.13 from $120.93 in 2006 and Total RevPAR increased 5.1 percent to $307.49 from $292.47 in the prior-year. Gaylord Hotels’ RevPAR increased 2.9 percent to $128.75 in the fourth quarter of 2007 compared to $125.07 in the prior-year quarter. Gaylord Hotels’ Total RevPAR increased 4.9 percent to $343.34 in the fourth quarter of 2007 compared to $327.24 in the fourth quarter of 2006. The increase in Total RevPAR highlights the popularity of the new food and beverage outlets at Opryland and the performance of our holiday season attractions across the brand.
•	Gaylord Hotels’ CCF increased 16.0 percent to $51.6 million in the fourth quarter of 2007 compared to $44.4 million in the same period last year, driven by an increased focus on effective and efficient management of the properties. CCF margins for the hospitality segment increased 280 basis points to 27.4 percent, compared to 24.6 percent in the prior-year quarter. CCF for the full-year 2007 increased 7.1 percent to $183.3 million.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, increased 11.8 percent to 550,761 room nights booked in the fourth quarter of 2007 compared to the same period in 2006. For the full-year, Gaylord Hotels’ same-store net definite bookings increased 18.9 percent to 1,568,699 million room nights, setting a new Company record for advanced bookings and echoing the value denoted by record customer satisfaction scores.
•	Gaylord National booked an additional 199,632 room nights in the fourth quarter of 2007, bringing National’s cumulative net definite room nights booked to approximately 1.3 million room nights, reflecting the continued demand for the Gaylord brand.
“Our strategy is very clear: we employ the very best people who deliver the best quality service. The result is not only consistently high customer satisfaction scores, but also our ability to attract new customers who return to our hotels year after year. Our hospitality properties reported another solid quarter, with a 16 percent increase in CCF and record bookings. Group attendance at our properties in the fourth quarter returned to levels consistent with the first and second quarters of 2007, while transient activity met the low-end of expectations we set in July of 2007,” said Reed.
Reed continued, “Our business is unique, and because of the visibility that we have into the future demand for our properties, we can anticipate high and low demand periods, and appropriately utilize the cost management systems we have in place to drive better flow-through and deliver strong financial results. Importantly, we do this without compromising our commitment to service and total customer satisfaction.”
At the property level, Gaylord Opryland generated revenue of $87.2 million in the fourth quarter of 2007, a 4.4 percent increase compared to the prior-year quarter, largely a result of strong outside-the-room spending levels and increased room rates. Full-year 2007 revenue of $286.0 million represented a 1.7 percent increase over the full-year 2006. Fourth quarter RevPAR increased 0.9 percent to $135.16 compared to $133.89 in the same period last year. Total RevPAR increased 5.7 percent to $345.50 in the fourth quarter of 2007 compared to the prior-year quarter driven by strong outside-the-room spend and the ICE! exhibit. For the full-year 2007, RevPAR and Total RevPAR increased 3.0 percent and 4.6 percent, respectively, compared to 2006. CCF increased to $23.6 million, versus $20.0 million in the year-ago quarter, resulting in a CCF margin of 27.1 percent, or a 310 basis point increase versus the prior-year quarter. Full-year 2007 CCF increased 1.6 percent to $71.9 million compared to $70.8 million in the prior-year, resulting in a 10 basis point decrease in the hotel’s CCF margin. CCF for 2007 includes a $2.9 million charge related to the termination of a tenant lease related to the reconcepting of its food and beverage offerings. Excluding this charge CCF for the full-year would have been $74.8 million and CCF margin would have been 26.1 percent. Fourth quarter 2007 operating statistics reflect 12,712 room nights out of available inventory due to the Opryland room renovation. In total, operating statistics for the full-year 2007 reflect 48,752 room nights out of available inventory.
Gaylord Palms posted revenue of $46.5 million in the fourth quarter of 2007, an increase of 7.5 percent compared to $43.3 million in the prior-year quarter. For the full-year 2007, Gaylord Palms revenue increased 2.9 percent to $181.8 million from $176.6 million in 2006. Fourth quarter RevPAR increased 8.5 percent to $129.35 compared to $119.22 in the same quarter last year and Total RevPAR increased 7.5 percent to $359.45 due to a 6.9 percentage point increase in occupancy, which was driven by increased focus on booking groups into lower demand periods. RevPAR and Total RevPAR increased 2.8 percent and 2.9 percent, respectively, for the full-year 2007 over 2006. CCF increased to $11.8 million compared to $9.3 million in the prior-year quarter, resulting in a CCF margin of 25.4 percent, a 390 basis point increase from the prior-year quarter. CCF for the full-year 2007 increased 5.9 percent to $52.8 million from $49.9 million in 2006.
Gaylord Texan revenue increased 1.7 percent to $52.2 million in the fourth quarter of 2007, compared to $51.3 million in the prior-year quarter. Full-year 2007 revenue for the property increased 7.9 percent to $192.8 million. RevPAR in the fourth quarter increased 2.4 percent to $127.50, driven largely by a 3.1 percent increase in ADR. Total RevPAR increased 1.7 percent to $375.60, driven by solid outside-the-room spending. CCF increased 7.7 percent to $15.0 million in the fourth quarter of 2007, versus $13.9 million in the prior-year quarter, resulting in a 28.7 percent CCF margin, a 160 basis point increase to the prior-year quarter. For the full-year 2007, RevPAR increased 4.9 percent to $129.55 and Total RevPAR increased 7.9 percent to $349.54. Full-year 2007 CCF increased 17.3 percent to $55.5 million, resulting in a 230 basis point increase in the hotel’s CCF margin.
Development Update
The 2,000-room Gaylord National in Prince George’s County remains on schedule to open in April 2008. The company spent an additional $91.4 million in the fourth quarter of 2007, bringing total capital expenditures for the hotel to $721.7 million. As recently announced, contractors have revised construction labor cost estimates, adding an extra $50-80 million to complete the project due to the high-demand labor market in the Washington D.C. area. The Company will continue to focus on efficient management of the project and work aggressively to mitigate these increased costs.

Bookings at Gaylord National set another record during the fourth quarter of 2007 with an additional 199,632 room nights booked, bringing the cumulative number of net definite room nights for the property to approximately 1.3 million.
“We continue to hear from convention customers and meeting planners how excited they are for the opening of Gaylord National, which we believe will be the premier convention hotel on the east coast,” said Reed. “Moving into 2008, with advanced bookings at record levels the property is already set to achieve high levels of occupancy and above market average daily rates.”
Additionally, as announced last month, the Company is currently seeking a capital partner to complete the acquisition of the Westin La Cantera Resort in San Antonio, Texas, and amended its purchase agreement to extend the closing date to April 30, 2008. Gaylord retains the right to terminate the purchase agreement for any reason by forfeiting the $10 million deposit it previously made.
Reed continued, “Adding La Cantera to our portfolio of leading properties designed for the large group convention marketplace is still very much part of our strategic expansion plans. The hotel is a world-class facility that we believe will become a valuable asset to us. That said, in this market environment, we believe that it is in the best interest of our shareholders to add a capital partner to the transaction so that we can more effectively focus our resources on the many growth initiatives we already have in place and reinvest in our company through buying back our stock.”
Opry and Attractions
Opry and Attractions segment revenue increased 11.5 percent to $20.7 million in the fourth quarter of 2007, compared to $18.5 million in the year-ago quarter. The segment’s CCF decreased 14.4 percent to $2.9 million in the fourth quarter of 2007 from $3.3 million in the prior-year quarter.
Revenue increased 1.6 percent to $77.8 million for the full-year 2007. CCF for the full-year 2007 increased 14.1 percent to $12.4 million compared to $10.9 million in 2006.
Corporate and Other
Corporate and Other operating loss totaled $16.7 million in the fourth quarter of 2007 compared to an operating loss of $14.8 million in the same period last year. Corporate and Other CCF in the fourth quarter of 2007 decreased 22.8 percent to a loss of $13.9 million compared to a loss of $11.3 million in the same period last year.

Liquidity
As of December 31, 2007, the Company had long-term debt outstanding, including current portion, of $981.1 million and unrestricted and restricted cash of $24.8 million. $589.6 million of the Company’s $1.0 billion credit facility remained undrawn at the end of the fourth quarter of 2007, which included $12.4 million in letters of credit.
Outlook
The following business performance outlook is based on current information as of February 7, 2008. The Company does not expect to update guidance again until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“Throughout 2007, we accomplished a tremendous amount in preparing our business for growth in the next several quarters and years. In 2008 we will see two of our most significant investments come to fruition with the opening of the much anticipated Gaylord National and the introduction of a fully renovated Gaylord Opryland. Additionally, we enter the year with very strong advanced bookings, as we already have 58.4 percentage points of occupancy on the books for our same-store hotels,” said Reed.
“We remain confident in our business strategy and do not see significant signals of weakness across the metrics that define our company. We are well aware of the economic headwinds currently affecting businesses and markets across the world, and watch with caution and interest for signs of an impact on the operations of our business. In this environment, we think it is prudent to trim our RevPAR and Total RevPAR guidance in the event such unforeseen weakness in demand occurs. As such, we are reducing our full year 2008 RevPAR guidance from 5.5% — 7.5% to 4.5% — 7% and are reducing our Total RevPAR guidance for the year from 5% — 7% to 4% — 6%. Consequently, CCF guidance for the year is being reduced from $214 — $238 million to $211 -$235 million.”
Reed continued, “We do believe, however, that we have a strong business model and our shares represent an attractive investment opportunity. As such, our Board has approved a buyback program of up to $80 million, which we detail in another press release distributed earlier today. We are excited for our prospects in 2008, and eagerly anticipate a strong opening at Gaylord National and the positive impact that will come as a result of the many initiatives we are undertaking to enhance and expand our brand,” concluded Reed.

	2008	2008
	Prior	New

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$200 -- 210 Million	$197 -- 207 Million
Gaylord National	$50 -- 60 Million	$50 -- 60 Million
Opry and Attractions	$13 -- 14 Million	$13 -- 14 Million
Corporate and Other	$(49 -- 46) Million	$(49 -- 46) Million

Total Consolidated Cash Flow	$214 -- 238 Million	$211 -- 235 Million
Gaylord Hotels Advance Bookings	1.3 -- 1.4 Million	1.3 -- 1.4 Million
Gaylord Hotels RevPAR	5.5% -- 7.5%	4.5% -- 7%
Gaylord Hotels Total RevPAR	5% -- 7%	4% -- 6%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the

Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock and changes in the fair value of the derivative associated with the secured forward exchange contract prior to the maturity of the secured forward exchange contract in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses), and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg

Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2007	2006	2007	2006
Revenues	$209,064	$199,120	$747,723	$722,272
Operating expenses:
Operating costs	126,070	124,252	448,975	442,679
Selling, general and administrative (a) (b)	45,389	42,269	160,699	153,763
Preopening costs	7,417	2,177	17,518	7,174
Depreciation and amortization	19,562	19,160	77,349	75,068

Operating income	10,626	11,262	43,182	43,588

Interest expense, net of amounts capitalized	(3,023)	(18,188)	(38,536)	(72,473)
Interest income	467	657	3,234	2,088
Unrealized gain on Viacom stock and CBS stock	—	37,517	6,358	38,337
Unrealized (loss) gain on derivatives	—	(30,348)	3,121	(16,618)
(Loss) income from unconsolidated companies	(47)	2,191	964	10,565
Other gains and (losses), net (c)	(367)	700	146,330	3,280

Income before provision (benefit) for income taxes	7,656	3,791	164,653	8,767
Provision (benefit) for income taxes	2,137	(3,203)	62,665	3,989

Income from continuing operations	5,519	6,994	101,988	4,778
(Loss) income from discontinued operations, net of taxes	(1,761)	(100,738)	9,923	(84,213)

Net income (loss)	$3,758	$(93,744)	$111,911	$(79,435)

Basic net income (loss) per share:
Income from continuing operations	$0.13	$0.17	$2.49	$0.12
(Loss) income from discontinued operations, net of taxes	$(0.04)	$(2.47)	$0.24	$(2.08)

Net income (loss)	$0.09	$(2.30)	$2.73	$(1.96)

Fully diluted net income (loss) per share:
Income from continuing operations	$0.13	$0.17	$2.41	$0.11
(Loss) income from discontinued operations, net of taxes	$(0.04)	$(2.41)	$0.24	$(2.02)

Net income (loss)	$0.09	$(2.24)	$2.65	$(1.91)

Weighted average common shares for the period:
Basic	41,187	40,712	41,010	40,569
Fully-diluted	42,348	41,873	42,293	41,647
(a)	Includes non-cash lease expense of $1,557 and $1,575 for the three months ended December 31, 2007 and 2006, respectively, and $6,213 and $6,303 for the twelve months ended December 31, 2007 and 2006, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.

(c)	Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the twelve months ended December 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Dec. 31,	Dec. 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$23,592	$35,356
Cash and cash equivalents — restricted	1,216	1,266
Short-term investments	—	394,913
Trade receivables, net	31,371	33,734
Estimated fair value of derivative assets	—	207,428
Deferred financing costs	—	10,461
Deferred income taxes	7,689	—
Other current assets	30,180	20,552
Current assets of discontinued operations	797	33,952

Total current assets	94,845	737,662

Property and equipment, net of accumulated depreciation	2,196,264	1,609,685
Intangible assets, net of accumulated amortization	174	228
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	4,143	84,488
Estimated fair value of derivative assets	2,043	—
Long-term deferred financing costs	14,621	15,579
Other long-term assets	16,382	12,587
Long-term assets of discontinued operations	—	163,886

Total assets	$2,336,867	$2,632,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,058	$1,991
Secured forward exchange contract	—	613,054
Accounts payable and accrued liabilities	240,827	165,423
Deferred income taxes	—	56,628
Current liabilities of discontinued operations	2,760	57,906

Total current liabilities	245,645	895,002

Long-term debt and capital lease obligations, net of current portion	979,042	753,562
Deferred income taxes	73,662	96,537
Estimated fair value of derivative liabilities	—	2,610
Other long-term liabilities	96,484	84,325
Long-term liabilities and minority interest of discontinued operations	542	2,448
Stockholders’ equity	941,492	798,026

Total liabilities and stockholders’ equity	$2,336,867	$2,632,510

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2007		2006		2007		2006
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$209,064	100.0%	$199,120	100.0%	$747,723	100.0%	$722,272	100.0%

Net income (loss)	$3,758	1.8%	$(93,744)	-47.1%	$111,911	15.0%	$(79,435)	-11.0%
Loss (income) from discontinued operations, net of taxes	1,761	0.8%	100,738	50.6%	(9,923)	-1.3%	84,213	11.7%
Provision (benefit) for income taxes	2,137	1.0%	(3,203)	-1.6%	62,665	8.4%	3,989	0.6%
Other (gains) and losses, net	367	0.2%	(700)	-0.4%	(146,330)	-19.6%	(3,280)	-0.5%
Loss (income) from unconsolidated companies	47	0.0%	(2,191)	-1.1%	(964)	-0.1%	(10,565)	-1.5%
Unrealized loss (gain) on derivatives	—	0.0%	30,348	15.2%	(3,121)	-0.4%	16,618	2.3%
Unrealized gain on Viacom stock and CBS stock	—	0.0%	(37,517)	-18.8%	(6,358)	-0.9%	(38,337)	-5.3%
Interest expense, net	2,556	1.2%	17,531	8.8%	35,302	4.7%	70,385	9.7%

Operating income (1)	10,626	5.1%	11,262	5.7%	43,182	5.8%	43,588	6.0%
Depreciation & amortization	19,562	9.4%	19,160	9.6%	77,349	10.3%	75,068	10.4%

Adjusted EBITDA	30,188	14.4%	30,422	15.3%	120,531	16.1%	118,656	16.4%
Pre-opening costs	7,417	3.5%	2,177	1.1%	17,518	2.3%	7,174	1.0%
Other non-cash expenses	1,557	0.7%	1,575	0.8%	6,213	0.8%	6,303	0.9%
Stock option expense	1,361	0.7%	1,210	0.6%	5,431	0.7%	5,078	0.7%
Other gains and (losses), net (2)	(367)	-0.2%	700	0.4%	146,330	19.6%	3,280	0.5%
Gain on sale of investment in Bass Pro	—	0.0%	—	0.0%	(140,313)	-18.8%	—	0.0%
Losses and (gains) on sales of assets	378	0.2%	391	0.2%	(4,184)	-0.6%	733	0.1%
Dividends received	—	0.0%	—	0.0%	—	0.0%	3,155	0.4%

CCF	$40,534	19.4%	$36,475	18.3%	$151,526	20.3%	$144,379	20.0%

Hospitality segment
Revenue	$188,351	100.0%	$180,534	100.0%	$669,743	100.0%	$645,437	100.0%
Operating income (1)	25,838	13.7%	24,192	13.4%	92,608	13.8%	91,906	14.2%
Depreciation & amortization	16,364	8.7%	16,221	9.0%	65,369	9.8%	64,502	10.0%
Pre-opening costs	7,417	3.9%	2,177	1.2%	17,518	2.6%	7,174	1.1%
Other non-cash expenses	1,557	0.8%	1,575	0.9%	6,213	0.9%	6,303	1.0%
Stock option expense	381	0.2%	275	0.2%	1,552	0.2%	1,088	0.2%
Other gains and (losses), net	(240)	-0.1%	(389)	-0.2%	(236)	0.0%	(513)	-0.1%
Dividends received	—	0.0%	—	0.0%	—	0.0%	243	0.0%
Losses on sales of assets	240	0.1%	391	0.2%	240	0.0%	480	0.1%

CCF	$51,557	27.4%	$44,442	24.6%	$183,264	27.4%	$171,183	26.5%

Opry and Attractions segment
Revenue	$20,661	100.0%	$18,535	100.0%	$77,769	100.0%	$76,580	100.0%
Operating income	1,462	7.1%	1,864	10.1%	6,600	8.5%	5,014	6.5%
Depreciation & amortization	1,320	6.4%	1,408	7.6%	5,500	7.1%	5,663	7.4%
Stock option expense	76	0.4%	74	0.4%	307	0.4%	309	0.4%
Other gains and (losses), net	(39)	-0.2%	(8)	0.0%	(27)	0.0%	(350)	-0.5%
Losses on sales of assets	39	0.2%	—	0.0%	39	0.1%	253	0.3%

CCF	$2,858	13.8%	$3,338	18.0%	$12,419	16.0%	$10,889	14.2%

Corporate and Other segment
Revenue	$52		$51		$211		$255
Operating loss	(16,674)		(14,794)		(56,026)		(53,332)
Depreciation & amortization	1,878		1,531		6,480		4,903
Stock option expense	904		861		3,572		3,681
Other gains and (losses), net (2)	(88)		1,097		146,593		4,143
Dividends received	—		—		—		2,912
Gain on sale of investment in Bass Pro	—		—		(140,313)		—
Gains on sales of assets	99		—		(4,463)		—

CCF	$(13,881)		$(11,305)		$(44,157)		$(37,693)

(1) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.
(2) Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the twelve months ended December 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.7%	77.2%	77.7%	78.0%
Average daily rate (ADR)	$165.72	$161.94	$160.94	$155.01
RevPAR	$128.75	$125.07	$125.13	$120.93
OtherPAR	$214.59	$202.17	$182.36	$171.54
Total RevPAR	$343.34	$327.24	$307.49	$292.47

Revenue	$188,351	$180,534	$669,743	$645,437
CCF (2)	$51,557	$44,442	$183,264	$171,183
CCF Margin	27.4%	24.6%	27.4%	26.5%

Gaylord Opryland (1)

Occupancy	83.1%	85.2%	80.2%	80.9%
Average daily rate (ADR)	$162.69	$157.13	$151.50	$145.87
RevPAR	$135.16	$133.89	$121.57	$118.06
OtherPAR	$210.34	$192.93	$163.65	$154.57
Total RevPAR	$345.50	$326.82	$285.22	$272.63

Revenue	$87,185	$83,484	$286,021	$281,224
CCF (2)	$23,600	$19,971	$71,927	$70,825
CCF Margin	27.1%	23.9%	25.1%	25.2%

Gaylord Palms

Occupancy	73.7%	66.8%	77.1%	77.0%
Average daily rate (ADR)	$175.43	$178.58	$180.52	$175.90
RevPAR	$129.35	$119.22	$139.18	$135.42
OtherPAR	$230.10	$215.20	$215.12	$208.77
Total RevPAR	$359.45	$334.42	$354.30	$344.19

Revenue	$46,496	$43,258	$181,826	$176,634
CCF	$11,802	$9,300	$52,820	$49,880
CCF Margin	25.4%	21.5%	29.0%	28.2%

Gaylord Texan

Occupancy	72.1%	72.6%	74.9%	74.4%
Average daily rate (ADR)	$176.79	$171.50	$172.92	$165.99
RevPAR	$127.50	$124.48	$129.55	$123.50
OtherPAR	$248.10	$244.84	$219.99	$200.41
Total RevPAR	$375.60	$369.32	$349.54	$323.91

Revenue	$52,212	$51,340	$192,777	$178,641
CCF	$14,990	$13,918	$55,528	$47,321
CCF Margin	28.7%	27.1%	28.8%	26.5%

Nashville Radisson and Other (3)

Occupancy	75.1%	75.9%	72.2%	73.6%
Average daily rate (ADR)	$98.88	$97.83	$97.08	$91.93
RevPAR	$74.23	$74.26	$70.09	$67.62
OtherPAR	$13.90	$13.72	$12.22	$14.10
Total RevPAR	$88.13	$87.98	$82.31	$81.72

Revenue	$2,458	$2,452	$9,119	$8,938
CCF	$1,165	$1,253	$2,989	$3,157
CCF Margin	47.4%	51.1%	32.8%	35.3%
(1) Excludes 12,712 and 9,610 room nights that were taken out of service during the three months ended December 31, 2007 and 2006, respectively, and 48,752 and 20,048 room nights that were taken out of service during the twelve months ended December 31, 2007 and 2006, respectively, as a result of the rooms renovation program at Gaylord Opryland.
(2) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.
(3) Includes other hospitality revenue and expense

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2008
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$124,500	$132,000
Estimated Depreciation & amortization	64,000	66,000

Estimated Adjusted EBITDA	$188,500	$198,000
Estimated Pre-opening costs	500	550
Estimated Non-cash lease expense	6,100	6,100
Estimated Stock Option Expense	1,900	2,200
Estimated Gains and (losses), net	0	150

Estimated CCF	$197,000	$207,000

Gaylord National
Estimated Operating income (loss)	$10,500	$17,000
Estimated Depreciation & amortization	19,500	21,500

Estimated Adjusted EBITDA	$30,000	$38,500
Estimated Pre-opening costs	19,800	21,100
Estimated Stock Option Expense	200	300
Estimated Gains and (losses), net	0	100

Estimated CCF	$50,000	$60,000

Opry and Attractions segment
Estimated Operating income (loss)	$7,700	$8,250
Estimated Depreciation & amortization	5,000	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	($61,050)	($57,200)
Estimated Depreciation & amortization	7,550	7,000

Estimated Adjusted EBITDA	($53,500)	($50,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	($49,000)	($46,000)